Exhibit 99.1

Apollo Group, Inc. News Release

APOLLO GROUP, INC. REPORTS FISCAL 2010 SECOND QUARTER RESULTS
Phoenix, Arizona, March 29, 2010 — Apollo Group, Inc. (NASDAQ: APOL) (“Apollo Group,” “Apollo” or the “Company”) today reported financial results for the three and six months ended February 28, 2010.
“We are pleased with our second quarter results, particularly with respect to the continued mix shift in student enrollments towards bachelor degree level students,” said Apollo Group Co-Chief Executive Officer Chas Edelstein. “We have set forth a strategy to transition the University of Phoenix to focus on better identifying and enrolling students who have a reasonable chance to succeed in our rigorous programs, and we are delivering on that plan.”
Apollo Group Co-Chief Executive Officer and Apollo Global Chairman Greg Cappelli added, “Through our refined marketing efforts focused on identifying students who are better prepared for our programs, as well as the positive early results we are seeing from our University Orientation pilot, we are beginning to see the shift in student mix that we have been targeting, which we believe over time will result in more consistent, higher quality growth and profitability and will positively impact a number of our key metrics.”
Unaudited Second Quarter of Fiscal 2010 Results of Operations
Consolidated net revenue for the three months ended February 28, 2010, totaled $1,070.3 million, which represents a 23.1% increase over the second quarter of fiscal 2009. Contributing to the growth in the second quarter was a 15.3% year-over-year increase in University of Phoenix total Degreed Enrollment to 458,600 as well as $53.6 million in revenue from recently acquired BPP Holdings. The Company reported income from continuing operations attributable to Apollo Group for the three months ended February 28, 2010, of $103.2 million, or $0.67 per share (155.2 million weighted average diluted shares outstanding), compared to income from continuing operations attributable to Apollo Group of $128.8 million, or $0.79 per share (162.8 million weighted average diluted shares outstanding) for the three months ended February 28, 2009.
The second quarter of fiscal 2010 results contain a pre-tax charge of $44.5 million ($26.9 million net of tax), which represents an accrual related to a securities class action lawsuit. Excluding this special item, income from continuing operations attributable to Apollo Group for the three months ended February 28, 2010, was $130.1 million, or $0.84 per share, compared to income from continuing operations attributable to Apollo Group of $128.8 million, or $0.79 per share for the three months ended February 28, 2009. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.) In the second quarter of fiscal 2010, BPP’s operations contributed $53.6 million to revenue and due to the seasonality of its business, decreased Apollo Group’s diluted earnings per share from continuing operations by approximately $0.06. (See the supplemental schedule detailing BPP’s financial results in the tables section of this press release.)
Excluded from continuing operations are the operating results for Insight Schools, which is now presented as discontinued operations, for all periods presented because the business is not longer consistent with the Company’s long-term strategic objectives. The loss from discontinued operations, net of tax, associated with Insight Schools was $10.6 million for the second quarter of fiscal 2010 compared to a loss from discontinued operations, net of tax, of $3.5 million for the second quarter of fiscal 2009. Included in the $10.6 million loss for the second quarter of fiscal 2010 is a goodwill impairment charge of $9.4 million. The Company recorded this charge to reduce the carrying value of Insight Schools based on inputs from advisors which includes consideration of non-binding offers the Company recently received from third parties to purchase Insight Schools.
Instructional costs and services increased by $152.9 million, or 42.0% to $517.3 million for the three months ended February 28, 2010, compared to the three months ended February 28, 2009. As a percentage of net revenue, instructional costs and services increased 640 basis points to 48.3% versus 41.9% in the prior year’s second quarter. The increase, as a percentage of revenue, was primarily due to the addition of BPP, as its cost structure is more heavily weighted towards instructional costs and services, as well as higher bad debt expense for University of Phoenix. Bad debt expense, as a percentage of revenue, increased 280 basis points to 6.9% in the second quarter of fiscal 2010 versus 4.1% in the prior year’s second quarter. BPP’s operations favorably impacted overall bad debt expense as a percentage of revenue by 40 basis points in the second quarter of fiscal 2010. The higher bad debt expense, as a percentage of revenue, is due to lower collection rates. Collection rates have declined as a result of the economic downturn, the effects of certain operational changes and increases in receivables from students enrolled in associate’s degree programs. Students enrolled in associate’s degree programs generally persist at lower rates than those in bachelor’s and graduate level programs, resulting in higher bad debts when these students withdraw.
Selling and promotional expenses increased by $38.9 million, or 17.3%, to $263.5 million for the three months ended February 28, 2010, compared to the three months ended February 28, 2009. The increase was due in part to greater investments in the University of Phoenix’s non-internet long-term branding initiatives. As a percentage of net revenue, selling and promotional expenses declined 120 basis points to 24.6% versus 25.8% in the prior year’s second quarter. The decrease, as a percentage of revenue, was driven by the impact of BPP’s operations in the second quarter of fiscal 2010 as BPP incurs lower selling and promotional costs as a percentage of revenue compared to the Company’s other businesses. The remaining decrease as a percentage of revenue was a result of continued improvement in enrollment counselor effectiveness at University of Phoenix.
General and administrative (“G&A”) expenses increased by $2.6 million, or 3.7%, to $72.0 million, for the three months ended February 28, 2010, compared to the three months ended February 28, 2009. As a percentage of net revenue, G&A expenses declined 130 basis points to 6.7% versus 8.0% in the prior year’s second quarter. The decrease, as a percentage of revenue, is primarily attributable to expense in the second quarter of fiscal 2009 resulting from an internal review of certain Satisfactory Academic Progress calculations, as well as lower share-based compensation expense, as a percentage of revenue, in the second quarter of fiscal 2010 as compared with the prior year period. BPP’s operations had little impact on G&A expenses as a percentage of net revenue in the second quarter of fiscal 2010.
Financial and Operating Metrics
Below are Apollo Group’s unaudited financial data and operating metrics for the second quarter of fiscal 2010 versus the prior year period.

	Q2 2010	Q2 2009
Revenues (in thousands)
Degree Seeking Gross Revenues (1)	$1,022,817	$854,771
Less: Discounts and other	(55,893)	(38,949)

Degree Seeking Net Revenues (1)	966,924	815,822
Non-degree Seeking Revenues (2)	9,589	9,184
Other, net of discounts (3)	93,823	44,537

	$1,070,336	$869,543

Revenue by Degree Type (in thousands) (1)
Associates	$379,932	$302,278
Bachelors	436,565	361,195
Masters	186,104	174,080
Doctoral	20,216	17,218
Less: Discounts and other	(55,893)	(38,949)

	$966,924	$815,822

Degreed Enrollment (rounded to hundreds) (4)
Associates	201,300	170,500
Bachelors	178,000	150,200
Masters	71,800	70,500
Doctoral	7,500	6,500

	458,600	397,700

Degree Seeking Gross Revenues per Degreed Enrollment (1) (4)
Associates	$1,887	$1,773
Bachelors	2,453	2,405
Masters	2,592	2,469
Doctoral	2,695	2,649
All degrees (after discounts)	2,108	2,051

New Degreed Enrollment (rounded to hundreds) (5)
Associates	43,100	41,700
Bachelors	31,300	25,100
Masters	12,200	12,500
Doctoral	900	700

	87,500	80,000

(1)	Represents revenue from tuition and other fees for students enrolled in University of Phoenix degree programs. Also includes revenue from tuition and other fees for students participating in University of Phoenix certificate programs of at least 18 credit hours in length with some course applicability into a related degree program.

(2)	Represents revenue from tuition and other fees for students participating in University of Phoenix certificate programs less than 18 hours in length, certificate programs with no applicability into a related degree program, single course and continuing education courses.

(3)	Represents revenues from IPD, CFFP, Western International University (excluding associates degree students), Apollo Global — BPP (acquired in July 2009), Apollo Global — Other and other.

(4)	Represents individual students enrolled in a University of Phoenix degree program who attended a course during the quarter and did not graduate as of the end of the quarter. Degreed Enrollment for a quarter also includes any student who previously graduated from one degree program and started a new University of Phoenix degree program in the quarter (for example, a graduate of the associate’s degree program returns for a bachelor’s degree or a bachelor’s degree graduate returns for a master’s degree). In addition, Degreed Enrollment includes students participating in University of Phoenix certificate programs of at least 18 credit hours in length with some course applicability into a related degree program.

(5)	Represents any individual student enrolled in a University of Phoenix degree program who is a new student and started a course in the quarter, any individual student who previously graduated from one degree program and started a new degree program in the quarter (for example, a graduate of an associate’s degree program returns for a bachelor’s degree program, or a graduate of a bachelor’s degree program returns for a master’s degree), as well as any individual student who started a degree program in the quarter and had been out of attendance for greater than 12 months. In addition, New Degreed Enrollment includes students who in the quarter started participating in University of Phoenix certificate programs of at least 18 credit hours in length with some course applicability into a related degree program.

Unaudited Six Months of Fiscal 2010 Results of Operations
Consolidated net revenue for the six months ended February 28, 2010, was $2.3 billion, a 27.1% increase over the comparable period of fiscal 2009. Contributing to this increase was a 16.8% increase in University of Phoenix’s average Degreed Enrollment during the six months ended February 28, 2010, as compared to the six months ended February 28, 2009. The Company reported income from continuing operations attributable to Apollo Group of $343.7 million, or $2.21 per share, (155.6 million weighted average diluted shares outstanding), and $311.1 million, or $1.92 per share, (161.8 million weighted average diluted shares outstanding) for the six months ended February 28, 2010, and February 28, 2009, respectively.
Results for the six months ended February 28, 2010, contain a pre-tax charge of $44.5 million ($26.9 million net of tax), which represents an accrual for a potential settlement of a securities class action lawsuit and a previously announced tax benefit of $11.4 million resulting from the settlement of disputed tax issues with the Internal Revenue Service. Excluding these special items, income from continuing operations attributable to Apollo Group for the six months ended February 28, 2010, was $359.2 million, or $2.31 per share, compared to income from continuing operations attributable to Apollo Group of $311.1 million, or $1.92 per share for the six months ended February 28, 2009. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)
BPP’s operations contributed $142.3 million to revenue and decreased earnings per share by approximately $0.02 for the six months ended February 28, 2010. (See the supplemental schedule detailing BPP’s financial results in the tables section of this press release.)
Unaudited Balance Sheet
As of February 28, 2010, the Company’s cash and cash equivalents, excluding restricted cash, totaled $660.8 million as compared to $968.2 million as of August 31, 2009. The decrease is primarily attributable to repayments on the Company’s outstanding debt and share repurchases, as well as settlement payments of the Company’s False Claims Act case and an IRS tax dispute. Restricted cash increased by $74.8 million compared to August 31, 2009, primarily due to increased student deposits at University of Phoenix.
At February 28, 2010, accounts receivable decreased to $261.2 million from $298.3 million at August 31, 2009. Excluding accounts receivable and the associated revenue for Apollo Global, the Company’s days sales outstanding (“DSO”) was 30 days at February 28, 2010, compared to 32 days at August 31, 2009, and to 25 days at February 28, 2009. The increase in DSO versus a year ago is due to increases in gross accounts receivable due to lower collection rates at University of Phoenix. Collection rates have declined as a result of the economic downturn, the effects of certain operational changes and increases in receivables from students enrolled in associate degree programs.
Total debt outstanding (including short-term borrowings and the current portion of long-term debt) decreased by $413.0 million to $176.1 million at February 28, 2010, from $589.1 million at August 31, 2009. The decrease is primarily due to the repayment of US denominated borrowings on the Company’s $500 million credit facility.

Share Repurchase Authorization
On February 18, 2010, the Board of Directors authorized a $500.0 million increase of the share repurchase program to an aggregate of $1.0 billion. During the second quarter of fiscal 2010, the Company repurchased approximately 3.4 million shares of its common stock at a weighted average purchase price of $59.61 per share for a total expenditure of $200.0 million. As of February 28, 2010, approximately $800.0 million remained available under the share repurchase authorization.
Business Outlook
Given the transition it is undertaking in its business, the Company offers the following commentary regarding the outlook for the third quarter of fiscal 2010 based on current business trends, which could change:
•	Consolidated net revenue, including BPP, of approximately $1.3 billion;

•	Diluted earnings per share from continuing operations of approximately $1.55 excluding the impact of special items or additional share repurchases but including a contribution from BPP;

•	Effective tax rate of approximately 41.0%; and

•	Diluted shares outstanding of approximately 153 million.
Based on current business trends, for the fiscal year 2010, the Company should achieve its long-term target of mid-teens operating income growth, excluding the impact of special items and discontinued operations.
Conference Call Information
The Company will hold a conference call to discuss these earnings results at 8:00 AM Eastern, 5:00 AM Phoenix time, today, Monday, March 29, 2010. The call may be accessed by dialing (877) 292-6888 (domestic) or (973) 200-3381 (international) and entering the conference ID number 56178523. A live webcast of this event may be accessed by visiting the Company’s website at www.apollogrp.edu. A replay of the call will be available on the website or by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 56178523 until April 9, 2010.
About Apollo Group, Inc.
Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the high school, undergraduate, masters and doctoral levels through its subsidiaries: University of Phoenix, Institute for Professional Development, College for Financial Planning, Western International University, Meritus University and Apollo Global. The Company’s programs and services are provided in 40 states and the District of Columbia; Puerto Rico; Canada; Latin America; and Europe, as well as online throughout the world (data as of February 28, 2010).
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.

Forward-Looking Statements Safe Harbor
Statements in this press release which are not statements of historical fact, including statements regarding Apollo Group’s business outlook, future financial and operating results, future enrollment, and overall future strategy and plans, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including changes in the overall global economy, changes in enrollment or student mix, changes in the collectability of receivables, regulatory and litigation developments and the effectiveness of the Company’s integration of its acquired businesses. For a discussion of the various factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in Apollo Group’s Form 10-K for fiscal year 2009 and subsequent Forms 10-Q, and other filings with the Securities and Exchange Commission, all of which are available on the Company’s website at apollogrp.edu.
Use of Non-GAAP Financial Information
This press release and the related conference call contain non-GAAP financial measures, which are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management uses, and chooses to disclose to investors, these non-GAAP financial measures because (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help to identify underlying trends in its results of operations; (ii) as to the non-GAAP earnings measures, such measures help compare the Company’s performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision-making processes, such as budgeting and forecasting. Exclusion of items in our non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure across companies.

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
	February 28,	August 31,
($ in thousands)	2010	2009
ASSETS:
Current assets
Cash and cash equivalents	$660,844	$968,246
Restricted cash and cash equivalents	507,151	432,304
Accounts receivable, net	261,205	298,270
Deferred tax assets, current portion	102,078	88,022
Prepaid taxes	47,983	57,658
Other current assets	38,926	35,517
Assets held for sale from discontinued operations	24,750	—

Total current assets	1,642,937	1,880,017
Property and equipment, net	573,740	557,507
Marketable securities	19,579	19,579
Goodwill	488,686	522,358
Intangible assets, net	180,155	203,671
Deferred tax assets, less current portion	81,431	66,254
Other assets	14,043	13,991

Total assets	$3,000,571	$3,263,377

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities
Short-term borrowings and current portion of long-term debt	$54,587	$461,365
Accounts payable	71,718	66,928
Accrued liabilities	218,521	268,418
Student deposits	522,548	491,639
Deferred revenue	344,555	333,041
Other current liabilities	98,630	133,887
Liabilities held for sale from discontinued operations	5,734	—

Total current liabilities	1,316,293	1,755,278
Long-term debt	121,522	127,701
Deferred tax liabilities	53,659	55,636
Other long-term liabilities	109,518	100,149

Total liabilities	1,600,992	2,038,764

Commitments and contingencies

Shareholders’ equity
Preferred stock, no par value	—	—
Apollo Class A nonvoting common stock, no par value	103	103
Apollo Class B voting common stock, no par value	1	1
Additional paid-in capital	52,673	1,139
Apollo Class A treasury stock, at cost	(2,210,792)	(2,022,623)
Retained earnings	3,527,791	3,195,043
Accumulated other comprehensive loss	(30,122)	(13,740)

Total Apollo shareholders’ equity	1,339,654	1,159,923

Noncontrolling interests	59,925	64,690

Total equity	1,399,579	1,224,613

Total liabilities and shareholders’ equity	$3,000,571	$3,263,377

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended February 28,		Six Months Ended February 28,
(in thousands, except per share data)	2010	2009	2010	2009
Net revenue	$1,070,336	$869,543	$2,328,995	$1,832,825

Costs and expenses:
Instructional costs and services	517,344	364,416	1,036,788	733,392
Selling and promotional	263,549	224,567	537,624	450,930
General and administrative	71,953	69,450	144,034	127,316
Estimated litigation loss	44,500	—	44,500	—

Total costs and expenses	897,346	658,433	1,762,946	1,311,638

Operating income	172,990	211,110	566,049	521,187
Interest income	525	3,430	1,457	8,807
Interest expense	(3,220)	(621)	(6,128)	(2,050)
Other, net	(79)	(201)	(749)	(2,633)

Income from continuing operations before income taxes	170,216	213,718	560,629	525,311
Provision for income taxes	(69,064)	(85,190)	(219,045)	(214,535)

Income from continuing operations	101,152	128,528	341,584	310,776
Loss from discontinued operations, net of tax	(10,638)	(3,452)	(10,938)	(5,392)

Net income	90,514	125,076	330,646	305,384
Net loss attributable to noncontrolling interests	2,092	270	2,102	322

Net income attributable to Apollo	$92,606	$125,346	$332,748	$305,706

Earnings (loss) per share — Basic:
Continuing operations attributable to Apollo	$0.67	$0.80	$2.22	$1.94
Discontinued operations attributable to Apollo	(0.07)	(0.02)	(0.07)	(0.03)

Basic income per share attributable to Apollo	$0.60	$0.78	$2.15	$1.91

Earnings (loss) per share — Diluted:
Continuing operations attributable to Apollo	$0.67	$0.79	$2.21	$1.92
Discontinued operations attributable to Apollo	(0.07)	(0.02)	(0.07)	(0.03)

Diluted income per share attributable to Apollo	$0.60	$0.77	$2.14	$1.89

Basic weighted average shares outstanding	154,119	160,153	154,473	159,643

Diluted weighted average shares outstanding	155,168	162,757	155,621	161,806

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
From Continuing and Discontinued Operations
(Unaudited)

	Six Months Ended February 28,
($ in thousands)	2010	2009
Cash flows provided by (used in) operating activities:
Net income	$330,646	$305,384
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	29,115	31,358
Excess tax benefits from share-based compensation	(338)	(11,181)
Depreciation and amortization	64,661	46,338
Goodwill impairment on discontinued operations	9,400	—
Amortization of deferred gain on sale-leaseback	(883)	(818)
Non-cash foreign currency losses, net	534	2,599
Provision for uncollectible accounts receivable	136,582	70,913
Securities Class Action	44,500	—
Deferred income taxes	(19,675)	(12,583)
Changes in assets and liabilities:
Accounts receivable	(116,879)	(48,272)
Other assets	(5,606)	(9,112)
Accounts payable and accrued liabilities	(89,675)	18,137
Income taxes payable	(2,241)	(51,953)
Student deposits	31,378	108,216
Deferred revenue	18,443	20,921
Other liabilities	4,902	5,696

Net cash provided by operating activities	434,864	475,643

Cash flows provided by (used in) investing activities:
Additions to property and equipment	(68,032)	(64,019)
Maturities of marketable securities	—	1,660
Increase in restricted cash and cash equivalents	(74,847)	(114,232)

Net cash used in investing activities	(142,879)	(176,591)

Cash flows provided by (used in) financing activities:
Payments on borrowings	(423,850)	(15,498)
Proceeds from borrowings	17,819	13,620
Issuance of Apollo Group Class A common stock	8,567	96,486
Class A common stock purchased for treasury	(201,111)	(2,505)
Excess tax benefits from share-based compensation	338	11,181

Net cash (used in) provided by financing activities	(598,237)	103,284

Exchange rate effect on cash and cash equivalents	(1,150)	(1,107)

Net (decrease) increase in cash and cash equivalents	(307,402)	401,229
Cash and cash equivalents, beginning of period	968,246	483,195

Cash and cash equivalents, end of period	$660,844	$884,424

Supplemental disclosure of cash flow information
Cash paid during the period for income taxes, net of refunds	$243,435	$269,646
Cash paid during the period for interest	$3,583	$1,263
Supplemental disclosure of non-cash investing and financing activities
Credits received for tenant improvements	$8,756	$7,161
Purchases of property and equipment included in accounts payable	$6,741	$5,251
Restricted stock units vested and released	$2,802	$7,362
Unrealized loss on auction-rate securities	$—	$2,203

Apollo Group, Inc. and Subsidiaries
Supplemental Schedule — Combined Condensed Statements of Operations
(Unaudited)

	Three Months Ended February 28, 2010			Six Months Ended February 28, 2010
	Apollo		Apollo	Apollo		Apollo
(in thousands, except per share data)	Excluding BPP	BPP	Consolidated	Excluding BPP	BPP	Consolidated
Net revenue	$1,016,689	$53,647	$1,070,336	$2,186,675	$142,320	$2,328,995

Costs and expenses:
Instructional costs and services	461,715	55,629	517,344	916,878	119,910	1,036,788
Selling and promotional	259,657	3,892	263,549	528,959	8,665	537,624
General and administrative	67,034	4,919	71,953	135,098	8,936	144,034
Estimated litigation loss	44,500	—	44,500	44,500	—	44,500

Total costs and expenses	832,906	64,440	897,346	1,625,435	137,511	1,762,946

Operating income (loss)	183,783	(10,793)	172,990	561,240	4,809	566,049
Interest income	510	15	525	1,360	97	1,457
Interest expense	(867)	(2,353)	(3,220)	(2,492)	(3,636)	(6,128)
Other, net	2,386	(2,465)	(79)	4,375	(5,124)	(749)

Income (loss) from continuing operations before income taxes	185,812	(15,596)	170,216	564,483	(3,854)	560,629
(Provision for) benefit from income taxes	(73,296)	4,232	(69,064)	(218,839)	(206)	(219,045)

Income (loss) from continuing operations	112,516	(11,364)	101,152	345,644	(4,060)	341,584
Loss from discontinued operations, net of tax	(10,638)	—	(10,638)	(10,938)	—	(10,938)

Net income (loss)	101,878	(11,364)	90,514	334,706	(4,060)	330,646
Net loss attributable to noncontrolling interests	846	1,246	2,092	2,084	18	2,102

Net income (loss) attributable to Apollo	$102,724	$(10,118)	$92,606	$336,790	$(4,042)	$332,748

Earnings (loss) per share — Basic:
Continuing operations attributable to Apollo	$0.74	$(0.07)	$0.67	$2.25	$(0.03)	$2.22
Discontinued operations attributable to Apollo	(0.07)	—	(0.07)	(0.07)	—	(0.07)

Basic income (loss) per share attributable to Apollo	$0.67	$(0.07)	$0.60	$2.18	$(0.03)	$2.15

Earnings (loss) per share — Diluted:
Continuing operations attributable to Apollo	$0.73	$(0.06)	$0.67	$2.23	$(0.02)	$2.21
Discontinued operations attributable to Apollo	(0.07)	—	(0.07)	(0.07)	—	(0.07)

Diluted income (loss) per share attributable to Apollo	$0.66	$(0.06)	$0.60	$2.16	$(0.02)	$2.14

Basic weighted average shares outstanding	154,119	154,119	154,119	154,473	154,473	154,473

Diluted weighted average shares outstanding	155,168	155,168	155,168	155,621	155,621	155,621

Apollo Group, Inc. and Subsidiaries
Reconciliation of GAAP financial information to non-GAAP financial information
(Unaudited)

	Three Months Ended February 28,		Six Months Ended February 28,
(in thousands, except per share data)	2010	2009	2010	2009
Net income attributable to Apollo, as reported	$92,606	$125,346	$332,748	$305,706
Loss from discontinued operations, net of tax (1)	(10,638)	(3,452)	(10,938)	(5,392)

Income from continuing operations attributable to Apollo	103,244	128,798	343,686	311,098

Reconciling item:
Estimated litigation loss (2)	44,500	—	44,500	—

	44,500	—	44,500	—
Less: tax effects	(17,628)	—	(17,628)	—
Tax benefit from IRS settlement (3)	—	—	(11,356)	—

Income from continuing operations attributable to Apollo adjusted to exclude special items	$130,116	$128,798	$359,202	$311,098

Diluted income per share from continuing operations attributable to Apollo, as reported	$0.67	$0.79	$2.21	$1.92

Diluted income per share from continuing operations attributable to Apollo, adjusted to exclude special items	$0.84	$0.79	$2.31	$1.92

Diluted weighted average shares outstanding	155,168	162,757	155,621	161,806

(1)	The loss from discontinued operations, net of tax includes a $9.4 million charge for goodwill impairment. As Insight Schools’ goodwill is not deductible for tax purposes, the Company did not record a tax benefit associated with the goodwill impairment

(2)	Special item for the three and six months ended February 28, 2010 consisted of a $44.5 million estimated charge related to a securities litigation matter.

(3)	The $11.4 million tax benefit during the six months ended February 28, 2010 resulted from our settlement of disputed tax issues with the Internal Revenue Service.
Investor Relations Contacts:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu
Jeremy Davis ~ (312) 660-2071 ~ jeremy.davis@apollogrp.edu
Media Contact:
Sara Jones ~ (818) 326-1871 ~ sara.jones@apollogrp.edu